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                                                                    EXHIBIT 11.1

                        MICROELECTRONIC PACKAGING, INC.
               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

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                                            Three months ended September 30,        Nine months ended September 30,
                                            -------------------------------         ------------------------------
                                                1996              1995                   1996             1995
                                            ------------     -------------          -------------    -------------
PRIMARY NET INCOME (LOSS) PER SHARE:
------------------------------------
Net income (loss)                           $   (722,000)    $     457,000          $     453,000    $  (1,936,000)
                                            ------------     -------------          -------------    -------------
Weighted average shares outstanding:
  Shares outstanding from beginning
   of period                                   5,558,792         4,660,093              4,660,117        4,660,093

  Sale of 842,058 shares on March 25, 1996         -                 -                    580,836            -

  Other shares issued during the period           63,606             -                     46,097            -

  Common equivalents - options to
   Directors, Officers and Employees,
    net of treasury shares                         -               109,910                206,343            -
                                            ------------     -------------          -------------    -------------
Weighted average Common and
   Common equivalent shares outstanding        5,622,398         4,770,003              5,493,393        4,660,093
                                            ============     =============          =============    =============

Primary Net income (loss) per Common Share  $      (0.13)    $        0.10          $        0.08    $       (0.42)
                                            ============     =============          =============    =============

FULLY DILUTED NET INCOME (LOSS) PER SHARE:
------------------------------------------
Net income (loss)                           $   (722,000)    $     457,000          $     453,000    $  (1,936,000)
                                            ------------     -------------          -------------    -------------
Weighted average shares outstanding:
   Shares outstanding from beginning
    of period                                  5,558,792         4,660,093              4,660,117        4,660,093

   Sale of 842,058 shares on March 25, 1996        -                 -                    580,836            -

   Other shares issued during the period          63,606             -                     46,097            -

   Common equivalents - options to
    Directors, Officers and Employees,
     net of treasury shares                        -               109,910                208,400            -
                                            ------------     -------------          -------------    -------------
Weighted average Common and
   Common equivalent shares outstanding        5,622,398         4,770,003              5,495,450        4,660,093
                                            ============     =============          =============    =============
Fully diluted net income (loss) per
   Common Share                             $      (0.13)    $        0.10          $        0.08    $       (0.42)
                                            ============     =============          =============    =============
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